EXHIBIT 10.5

TRA.1138-17/N

SERVICE AGREEMENT FOR THE PROCESSING OF GRAPE EXPORTS

2016-2017 CAMPAIGN

Witnesseth hereby the Service Agreement for the Processing of Grape Exports (2016-2017 Campaign), hereinafter the “Agreement,” entered into by and between:

•	EMPACADORA DE FRUTOS TROPICALES S.A.C., holder of Tax ID Number (RUC) 20483794437, with principal place of business at Carretera a Tambogrande km 7.8, Caserío Cieneguillo, Centro Sullana, Sullana, Piura, acting by and through its Director, Reynaldo Adolfo HILBCK GUZMAN, holder of National Identity Card (DNI) 02636167; and its General Manager, Cristian Hermann Atahualpa EZCURRA SALAZAR, holder of National Identity Card (DNI) 02658234, according to the powers of attorney registered in Electronic Card 11000109 of the Registry of Companies in and for Piura, hereinafter referred to as “EMPAFRUT”; and

•	CAMPOSOL S.A., holder of Tax ID Number (RUC) 20340584237, with principal place of business at Av. El Derby 250, District of Santiago de Surco, Province and Department of Lima, acting by and through its Deputy General Manager, Pedro Javier MORALES GARCÉS, holder of National Identity Card (DNI) 10310393; and its Line Manager, Gustavo MIYASHIRO TAMANAJA, holder of National Identity Card (DNI) 10477124, according to the powers of attorney registered in Electronic Card 11009728 of the Registry of Companies in and for Lima and El Callao – Lima Office, hereinafter referred to as “CAMPOSOL”;

EMPAFRUT and CAMPOSOL shall be referred to collectively as the “Parties.”

This Agreement is entered into under the following terms and conditions:

ONE: RECITALS

EMPAFRUT is a company incorporated in accordance with the legal rules in force, engaged in the processing, packing, and export of fruits and other cultivated products. Its processing plant has been awarded the National Agricultural Health Service (SENASA), British Retail Consortium (BRC), and Business Alliance for Secure Commerce (BASC) certifications, as well as the Sedex Members Ethical Trade Audit (SMETA) Report. The processing plant is located in Sullana, Piura, hereinafter referred to as the “Plant.”

CAMPOSOL is an agricultural company engaged in the cultivation, stockpiling or export of fresh table grapes and other fruits and agricultural products, as established under Law 27360.

TWO: PURPOSE OF THE AGREEMENT

The purpose of the present is Agreement is the selection and packaging of fresh table grapes, hereinafter referred to as the “Fruit,” under optimal quality conditions by EMPAFRUT, for export on the account and at the risk of CAMPOSOL. EMPAFRUT shall possess all the certifications required by the markets indicated by CAMPOSOL.

THREE: PROVISION OF THE SERVICES

The Service to be provided by EMPAFRUT comprises the following components:

3.1	RECEPTION OF THE FRUIT:

3.1.1	Reception of the Fruit delivered at the Plant by CAMPOSOL

For this campaign, EMPAFRUT has climate-controlled packing, and the temperature of the Fruit pulp when it reaches the Plant from the field is approximately 22° C. However, it depends largely on the environmental temperature and the time of day it arrives at the Plant. The process begins under these conditions. The temperature in the processing room is 18° C. All temperatures may vary by ± 1° C.

3.1.2	Recording of the quantity of Fruit received, as well as information on the origin thereof in order to ensure traceability.

3.1.3	All Fruit, without exception, is treated in a gasification chamber with sulfurous anhydride at a concentration of 300 ppm. The SO2 concentration typically used is 200-300 ppm, validated at the start of operations by EMPAFRUT. Higher concentrations may cause blanching problems with the Fruit at destination. If a higher SO2 concentration is required, this shall be requested in writing.

3.1.4	Classification of Fruit by size, as previously agreed to between the Parties.

3.1.5	Discard of Fruit during this first stage.

3.1.6	Report and place the Fruit discarded at the disposal of CAMPOSOL within twenty-four (24) hours after the size sorting process, as well as the plastic crates in which Fruit was transported.

3.17.	Analysis of Fruit quality and recommendations in writing or by email, to correct supervision conditions in case of defects in harvesting.

3.1.8	EMPAFRUT reserves the right to allow the entry of fruit that does not meet the minimum export and packaging process requirements, as well as the good management practices required for BRC certification.

3.2	CLEANING:

3.2.1	The bunches are removed from their crates one-by-one and inspected, especially those in the corners, to verify that they do not contain berries that are defective, scratched, rotten, with damages caused by birds, insects, or mechanical damages, as well as the pedicels or trunks that may appear due to berry shatter. If the Raw Material Specifications provided to EMPAFRUT are not met, EMPAFRUT will inform CAMPOSOL, so that CAMPOSOL can provide instructions regarding whether or not to proceed with the processing, given that this is considered fieldwork, and not EMPAFRUT’s job.

3.3	SELECTION:

3.3.1	The bunch shall be selected based on color, size, and Categories I and II.

3.3.2	The classification and quality standards are established by CAMPOSOL, making it possible to define the correct measures for the classification of the grapes. CAMPOSOL shall notify EMPAFRUT of these standards days before EMPAFRUT provides the packaging service, based on the Raw Material (RM) and Finished Product (FP) Technical Specifications agreed to previously with EMPAFRUT prior to the start of the harvest.

3.4	WEIGHING:

3.4.1	The weight of each crate shall rigorously comply with the criterion established by CAMPOSOL, taking into account excess weights due to dehydration in the crates to be packaged.

3.5	PACKAGING:

The packaging system is essential for the protection of the bunches:

3.5.1	The crates established or delivered by CAMPOSOL shall be those used for 8.2 kg, 9.0 kg, 4.5 kg, and different presentations and weights of clamshell containers.

3.5.2	The bunches shall be packaged as per the packaging specifications agreed to between CAMPOSOL and EMPAFRUT before the start of operations.

3.5.3	The crates shall be carefully closed, labeled, and sealed, as per CAMPOSOL’s technical specifications, which shall be provided in due time. EMPAFRUT shall provide the seals and rebill them to CAMPOSOL. The cost of said seals is US$ 12 plus VAT for 5x5 seals; US$ 15 plus VAT for 5x8 seals; and US$ 18 plus VAT for 5x10 seals.

3.6	PALLETIZATION:

3.6.1	For the protection of the Product, it shall be placed on wooden pallets, duly certified by the National Agricultural Health Service (SENASA), under the technical specifications of CAMPOSOL, according to its clients’ demands.

The technical specifications of the pallets shall be provided to EMPAFRUT before the start of the harvest.

3.6.2	Corner protectors shall be placed on the pallets to facilitate stacking, tied to the pallets with a band to guarantee their strength and positioned as per CAMPOSOL’s specifications. CAMPOSOL shall provide the pallet identification tags, as well as colored stickers indicating the number of pallets and the size of the Fruit.

3.6.3	All pallets are labeled for their identification and traceability, using the codes established by CAMPOSOL.

3.6.4	CAMPOSOL shall provide the corner protectors for palletization.

3.7	PRE-COOLING

3.7.1	After palletization, the Fruit undergoes pre-cooling in cooling tunnels, equipped with a high-circulation cold air system. This process is important to maintain the quality of the Fruit.

3.7.2	The Fruit must remain in the tunnel for approximately eight (8) to ten (10) hours to reach a pulp temperature of 0° C, with a tolerance of ±0.5° C. The cooling process time varies depending on the type of grape, size, and packaging used (cardboard, plastic, wood).

3.8	STORAGE

3.8.1	The pallets are stored in a cold chamber, where the ideal temperature is 0° C, with a tolerance of ±0.5° C. EMPAFRUT shall promptly notify CAMPOSOL and submit the process report upon the completion of the process, so that CAMPOSOL can schedule shipments and order containers. The maximum storage time for full containers in EMPAFRUT’s cold chambers shall be no more than seventy-two (72) hours, counted as from the moment at which EMPAFRUT notifies CAMPOSOL and sends the process report upon completion of the process. If the Fruit is not shipped, EMPAFRUT reserves the right to admit Fruit for processing. EMPAFRUT provides Fruit selection, packaging, and cooling services for a minimum of twenty-four (24) hours to ensure the even cooling of the Fruit. It does not, however, provide storage services. As such, a period of seventy-two (72) hours following the submission of the process report is reasonable for the shipment of the Fruit, especially since it is unable to accept Fruit for processing in the event that the storage capacity is full. The service is completed with the shipment of the FCL, following coordination with CAMPOSOL regarding the cargo to be shipped.

The foregoing is hereinafter referred to as the “Service(s).”

FOUR: SUPERVISION POWERS

CAMPOSOL shall have the right to appoint a maximum of twelve (12) representatives, who shall be nominated and determined by CAMPOSOL and notified to EMPAFRUT no later than one (1) month before the start of the process, at CAMPOSOL’s decision, so that they may act on its behalf in the verification and supervision of the processing and packaging inside EMPAFRUT’s Plant, i.e., through the entire provision of the Services. The representatives shall be the only valid interlocutors for making decisions in the Plant and throughout the process for which EMPAFRUT has been contracted, and shall have contact exclusively with the person responsible for Production and Quality for all coordination regarding packaging, complaints, or recommendations. EMPAFRUT shall provide access to its facilities to CAMPOSOL’s representatives, including internet access, so that they are able to perform their supervisory tasks without any setbacks. The office space shall be shared by EMPAFRUT’s Production staff and CAMPOSOL’s representatives, for which reason the number of CAMPOSOL’s representatives is limited to a maximum of twelve (12) persons.

CAMPOSOL shall notify EMPAFRUT in writing of the identity of these persons at the start of their work, and whenever they are replaced by a different person. EMPAFRUT shall likewise inform CAMPOSOL of the person in charge of production on behalf of EMPAFRUT.

For the purposes of this Agreement, and for security and control reasons, EMPAFRUT shall keep records of every time one of CAMPOSOL’s representatives enters or leaves the Plant.

The presence of the representatives appointed by CAMPOSOL does not constitute rise to any employment, business, or civil relationship whatsoever with EMPAFRUT, nor does it release EMPAFRUT from any responsibility due to failure to comply with its obligations hereunder.

The persons appointed by CAMPOSOL undertake to comply with EMPAFRUT’s safety and health standards, as well as all other rules applicable inside the Plant.

Entry to restricted areas inside the Plant shall only be permitted with prior coordination, and in the presence of EMPAFRUT staff.

The personnel stationed at EMPAFRUT shall wear clothing and a photo ID that identify them as employees of CAMPOSOL inside the Plant. Furthermore, according to Law 29783 – the Workplace Health and Safety Act, all personnel stationed at EMPAFRUT shall have Occupational Disability and Life Insurance (SCRT).

CAMPOSOL assumes joint and several liability for all actions performed inside EMPAFRUT’s Plant by the persons it appoints to represent it.

Reports to CAMPOSOL on rejected Fruit shall be understood as having been made to these persons, without prejudice to the right to notify other representatives of CAMPOSOL.

EMPAFRUT shall provide meal services (breakfast: S/. 4 including VAT; lunch and dinner: S/. 6, including VAT) to CAMPOSOL’s personnel. This cost shall be included in the weekly billing, together with the relevant details (number of rations and prices, indicated by date and time consumed). For such purposes, EMPAFRUT shall provide a photo ID to be exhibited by CAMPOSOL’s personnel when making use of the meal service, thus allowing both Parties to keep proper track of such use.

FIVE: OBLIGATIONS OF CAMPOSOL

5.1	Deliver the Fruit harvested or stockpiled during the months of October to December 2016, in accordance with the established provisions:

5.1.1	Reception at Plant

•	Fruit shall be received from Monday through Saturday (and on Sundays in special cases, with prior coordination, and at an additional charge for off-hours service, to be agreed to between the Parties before the start of operations) between the hours of 11 a.m. and 7 p.m.

•	The Fruit shall be sent on pallets to facilitate unloading.

•	The Fruit shall be unloaded in the order it is received. EMPAFRUT shall unload the Fruit using forklifts.

•	The cargo shall arrive at the Plant with complete documentation, cargo manifest (MAC), and sender’s and transporter’s waybills. Otherwise, the Fruit will not be unloaded and will miss its turn.

•	The selection process shall be commenced with a minimum of two thousand (2,000) crates.

5.1.2	Transport

•	The transport vehicles shall be covered with mesh or awnings, to protect the Fruit from dust and other contaminants.

•	The trucks shall only be used to transport Fruit. Fruit transported on dirty trucks and/or trucks with unpleasant odors will not be received.

•	The crates containing the Fruit shall be completely clean.

•	The buffer material placed at the bottom of the crate shall be made of corrugated paper or plastic bubble wrap. Leaves are not permitted, in accordance with the applicable phytosanitary requirements.

•	Compliance with Good Agricultural and Manufacturing Practices.

5.1.3	Raw Material Quality Conditions

•	Submit Maximum Residue Limit (MRL) Analysis reports, complying with food safety standards, as required for HACCP and BRC certification.

•	Send a copy of the SENASA Inspection Certificate to the production field and a copy of the valid Global G.A.P. Certification.

•	A random sampling shall be performed to determine the quality and conditions of the Fruit upon arrival.

•	All varieties of Fruit shall be received at the Plant under the following conditions, which are included in the RM technical specifications. If these conditions are not met, EMPAFRUT reserves the right to allow said Fruit to enter the Plant:

a)	The bunches shall exhibit the development, shape, and color characteristics typical of the varietal, and shall be free from all defects, strange tastes and odors, dust and dirt. The bunches shall be well-formed, and not sparse or compact.

b)	The berries shall have a firm pulp, and shall be well connected to the rachis, spread evenly over it and covered almost entirely with bloom.

c)	The color of the berries shall be even, and they shall be free of cracking and agrochemical spotting. The darkening of the rachis shall be avoided, as well as damages caused by insects or birds. The berry texture shall be hard.

d)	Superficial flaws must be very slight, provided they do not affect the general appearance of the product, quality, state of conservation, and presentation in the crate.

e)	Chemical residues, pests, diseases, wet bunches, and rot caused by Botrytis or sour rot will not be tolerated.

f)	The degrees Brix shall be controlled based on the varietal to be processed, as per the harvesting instructions previously established by CAMPOSOL’s Quality Assurance Area.

g)	CAMPOSOL’s Quality Assurance Area shall only audit the product quality. However, EMPAFRUT is solely responsible for quality control.

5.1.4	Inputs

•	The loading and unloading of packaging inputs at the Plant shall be performed by EMPAFRUT, under its exclusive responsibility.

•	CAMPOSOL shall send the palletized cargo during the reception hours established by EMPAFRUT, from 8 a.m. to 5 p.m. In the event that the inputs do not arrive in palletized form, the loading and unloading tasks shall be performed by CSOL. If this requirement is not met, EMPAFRUT shall bill an additional charge of S/. 50 plus VAT per hour necessary for unloading.

•	For space reasons, only those packaging inputs and materials necessary for three (3) days of processing shall be accepted, equivalent to forty-five (45) CNT.

•	EMPAFRUT shall proceed to package the FRUIT if it has the necessary inputs. CAMPOSOL is responsible for providing this material.

•	EMPAFRUT is responsible for the correct use of the packaging and packing materials provided by CAMPOSOL. Once the harvest is finished, EMPAFRUT shall immediately return the packing materials to CAMPOSOL in perfect condition, and, to the extent possible, in its original packaging, with an acceptable shrinkage of 3%. For any percentage in excess of that permitted, following an evaluation and due to causes attributable to EMPAFRUT, EMPAFRUT shall pay the value of the damaged packing materials, at the cost indicated by CAMPOSOL.

5.2	Provide the delivery timeline for the Fruit to be processed by EMPAFRUT prior to the start of operations.

The container schedule shall indicate a number of containers hired, with a delivery timeline, to be evaluated and confirmed by EMPAFRUT.

5.3	Comply with EMPAFRUT’s health and safety standards, as well as all other internal rules established by EMPAFRUT.

5.4	Promptly notify the shipping line of the temperature, humidity, and ventilation percentage for each shipment. It shall also provide EMPAFRUT with instructions regarding the use of filters, thermographs, humidity, and cold in the container for transport to destination, for verification at the time of loading. If such instructions are not provided, EMPAFRUT shall not perform the respective verifications when loading the containers.

5.5	Remove the Fruit discarded within twenty-four (24) hours after being informed of the existence thereof by EMPAFRUT in its daily discards reports. Otherwise, in accordance with the regulations established by SENASA, CAMPOSOL hereby authorizes EMPAFRUT to dispose of the discards in the form it deems best, in which case CAMPOSOL shall be responsible for reimbursing EMPAFRUT for the expenses incurred for such purpose. A minimum cost of US$ 150 (One Hundred and Fifty U.S. Dollars), plus VAT, is established per reject disposal trip. This cost may be higher, depending on the quantity of Fruit to be thrown out.

5.6	Pay for the service provided by EMPAFRUT, after calculation of payment and submission of the corresponding invoice, in accordance with the provisions established in Article Seven hereof.

5.7	In the event that CAMPOSOL does not deliver the Fruit in accordance with the scheduled times and dates, the overtime costs for SENASA and the personnel responsible for the selection, weighing, packaging, and palletizing shall be assumed entirely by CAMPOSOL.

5.8	EMPAFRUT does not provided grape repackaging services.

5.9	Modification or reassembly of pallets already closed and in cold treatment, due to an increase or decrease in the number of crates on the pallets, at a rate of S/. 135 plus VAT per pallet changed, provided the cause of the modification or reassembly is not attributable to EMPAFRUT.

5.10	If, for any reason, CAMPOSOL discards Fruit awaiting treatment following the selection process but before packaging, CAMPOSOL undertakes to pay EMPAFRUT the amount of S/. 6.05 per crate, plus VAT, for Fruit not packaged, provided the rejection is not due to negligence on the part of EMPAFRUT.

5.11	If, for any reason, CAMPOSOL discards Fruit that has already been packaged, it undertakes to pay EMPAFRUT the value established for each packaged crate, plus VAT, provided such rejection is not due to negligence on the part of EMPAFRUT.

5.12	Relabeling of crates already closed and in cold treatment due to changes in destination or other changes, at a rate of US$ 0.10 plus VAT per crate, provided the reason for the relabeling is not attributable to EMPAFRUT.

SIX: OBLIGATIONS OF EMPAFRUT

EMPAFRUT undertakes to keep detailed records of the quantity of Fruit received, as well as complete information on the origin thereof, in order to guarantee the reliable traceability of the Fruit. It likewise undertakes to label all of the crates and pallets for their identification and traceability, using the coding system established by CAMPOSOL.

Provide the representative of CAMPOSOL, on a daily basis, after the end of the workday, with the following:

•	Raw material weight records.

•	Production records, detailing the discards and the final production in crates by varietal and size, including the daily production balance and cumulative balances.

•	Submission of pre-cooling control records.

•	Fruit discards exit bill.

•	Industrial analysis.

•	Raw material sampling report, indicating the quality conditions of the raw material and the finished product.

•	Drafting and submission of the packing list, after completing shipment.

•	Submission of weekly packaging and packing materials stock report.

The digital version of the Fruit production and quality control reports shall be submitted at 10:30 a.m. on the following day. If no objections are raised to these reports within twenty-four (24) hours after reception, they shall be considered to have been accepted.

Any failure by CAMPOSOL to comply with its own delivery timeline shall exonerate EMPAFRUT from complying with its obligations in relation to the processing timeline. EMPAFRUT shall process the Fruit delivered behind schedule depending on availability at its Plant. EMPAFRUT assumes no responsibility for any damages or losses arising from such situation.

Likewise, CAMPOSOL is exclusively responsible for damages exhibited by the Fruit in defect or excess during the harvesting period.

EMPAFRUT doses sulfurous anhydride at 200 to 300 ppm to prevent Botrytis. If CAMPOSOL requires any changes to this parameter, it shall provide, in writing, the specifications and conditions required by the Fruit delivered.

EMPAFRUT is responsible for any mechanical damages to the Fruit, including indentations, nicks, etc., as well as damages due to excess cold or heat, or other damages suffered by the Fruit during its processing. In the event that such damages occur and the cause is fully attributable to EMPAFRUT, EMPAFRUT undertakes to pay the value of the Fruit in the field, plus the inputs used in the packaging, as well as assuming the reprocessing costs incurred as a consequence of the damages.

The cleanliness of the container is the responsibility of the logistics operator hired by CAMPOSOL, and not EMPAFRUT, except for the presence of insects when being loaded at the Plant. EMPAFRUT is responsible for inspecting and verifying that the container is in adequate conditions. If such conditions are not met, EMPAFRUT shall notify the person at CSOL in charge of shipments.

EMPAFRUT assumes responsibility for any damages or losses that may be caused to third parties as a result of the consumption of the Fruit, if the proven cause thereof is related to the Services provided by EMPAFRUT.

SEVEN: COST OF THE SERVICE AND ADVANCE PAYMENT

The cost of the packaging service is billed per crate processed, and includes the service described in Article Three, up until reception in the storage area for shipment in container. EMPAFRUT shall charge CAMPOSOL the following amounts for this service:

Grapes – Crate 8.2 kg        US$ 2.35 + VAT

Grapes – Crate 4.5 kg        US$ 1.94 + VAT

If CAMPOSOL requires the use of other inputs, such as corner protectors for palletizing, these inputs shall be provided by CAMPOSOL. The cost thereof shall be deducted from the Service. The payment of the service shall be made in cash, or by deposit in a bank account, on every Friday of every week, provided CAMPOSOL has received the corresponding payment calculations and invoices from EMPAFRUT by the previous Monday of the same week by email, with a hardcopy by the following day (Tuesday).

EMPAFRUT shall issue the invoices corresponding to the service provided for each container, after completing its services. All those crates processed and not exported in containers, for purposes of testing, samples, counter samples, or special requests shall also be included in the respective invoices.

EIGHT: DISCARDS

All discards that are not the result of causes attributable to EMPAFRUT, as detected in the processes, shall be separated in berries and bunches and reported by EMPAFRUT, and shall not give rise to any cost whatsoever for CAMPOSOL, unless such discards exceed the limit of 5% (five percent) of the total daily weight received, in which case EMPAFRUT shall be entitled to bill for such excess the value equivalent to the packaging service for one crate. The kilograms of discarded Fruit shall be divided by 8.2 kilograms (average weight of a crate), determining the number of crates, which shall then be multiplied by the cost of the service per crate, thus obtaining the value, plus VAT, of the cost of the excess discards.

NINE: ADDITIONAL REQUESTS

At the request of CAMPOSOL, with a prior written agreement between the Parties with regard to the containers above and beyond the present Agreement, EMPAFRUT may, depending on availability at its Plant, receive more Fruit for processing, cooling, storage, and packaging.

TEN: NON-EXCLUSIVITY AGREEMENT

This Agreement does not imply exclusivity on the part of either EMPAFRUT or CAMPOSOL.

ELEVEN: RESPONSIBILITY OF CAMPOSOL

The following are the responsibilities of CAMPOSOL:

11.1	Formalities with SENASA: phytosanitary certificates or others required by CAMPOSOL, whether for reception or shipment of the Fruit to or from the Plant.

11.2	Mobilization of SENASA staff for shipments.

11.3	CAMPOSOL is obligated to comply with all requirements established by SENASA, which has the power to reject the reception of the Fruit at the Plant, or even the packaging process itself, on the grounds that the Fruit does not comply with the terms and conditions currently established or to be established in the future by SENASA for such purpose (including regulations on crop fields, as well as the transport of the Fruit).

11.4	Export formalities and paperwork with SENASA, the customs authorities (National Superintendency of Tax Administration), and all other relevant documents (request for shipment from plant via SENASA, payment of the corresponding duties, certificate of origin, and phytosanitary certificate for Europe or USA).

11.5	The delivery of all the packaging supplies necessary, such as cardboard, plastic, or wooden crates, as applicable; plastic bags (polybags and/or stand-up bags); Absor Pads; SO2 generators; stickers; or any other element required for the packaging of the grapes, as necessary to meet the requirements of the clients abroad or the indications of CAMPOSOL, as applicable, shall be made at least two (2) days before the Fruit is received at the Plant.

11.6	The rejected Fruit, regardless of the reason, shall be removed from the Plant within a maximum term of forty-eight (48) hours. If CAMPOSOL fails to comply with this deadline, the discards shall be disposed of by EMPAFRUT, with the corresponding charge to cover the cost of doing so.

TWELVE:

EMPAFRUT shall not be responsible for any decision made by SENASA with regard to the Fruit provided by CAMPOSOL, or for any other decision by the authorities directly pertaining to CAMPOSOL or the formalities and paperwork, permits, or authorizations under its responsibility.

THIRTEEN: TERM OF THE AGREEMENT

This Agreement shall enter into force on September 15, 2016, and expire on December 31, 2016. This term may be extended by the Parties for the period and under the conditions they deem suitable.

FOURTEEN: TERMINATION

CAMPOSOL may terminate this Agreement in the event that EMPAFRUT ceases to comply with its obligations, or whenever it so decides, without being obligated to pay any amount as a penalty or indemnity. The termination shall enter into force on the date of its notification, in writing, in which case CAMPOSOL shall be obligated to pay for the Services effectively provided, to its satisfaction.

EMPAFRUT reserves the right to allow the reception of fruit that does not meet the minimum requirements for export and packaging process, as well as those best management practices required under BRC certifications.

FIFTEEN: SETTLEMENT OF DISPUTES

Any lawsuit, dispute, complaint, or disagreement that may arise with regard to the interpretation, performance, validity, resolution, termination, force, nullity, annulability, arising from or related to this Agreement shall be resolved for all purposes under the jurisdiction and competence of the judges and courts of Trujillo, for which purpose the Parties waive their right to the legal jurisdiction in force at their domicile.

SIXTEEN: USUAL PLACE OF BUSINESS

All notices, whether in-court or out-of-court, with regard to the present Agreement and any possible addendums or amendments, shall be served at the usual places of business registered by the Parties with the SUNAT at the time they wish to send the notice.

SEVENTEEN: SUPPLEMENTAL APPLICATION OF THE CIVIL CODE

This Agreement shall be regulated, on a supplemental basis, by the provisions contained in the Civil Code in force.

In witness whereof, the Parties set their hands hereunto, in the city of Sullana, this 15th day of September 2016.

CAMPOSOL:

(By)	/s/ Gustavo Miyashiro Tamanaja
Gustavo Miyashiro Tamanaja Line Manager Camposol S.A.

(By)	/s/ Pedro Javier Morales Garcés
Pedro Javier Morales Garcés Deputy General Manager Camposol S.A.

EMPAFRUT:

(By)	/s/ Reynaldo Adolfo Hilbck Guzmán
Reynaldo Adolfo Hilbck Guzmán Director Empacadora de Frutos Tropicales S.A.C.

(By)	/s/ Hermann Ezcurra Salazar
Hermann Ezcurra Salazar General Manager Empacadora de Frutos Tropicales S.A.C.

Seal    :         This document was not drafted in this Notary Public’s Office.

Seal    :         The signature is hereby authenticated but not the contents hereof.

CSOL-2016-00460

Approved by the Legal Management Department

GMV

LRL/EB-jcj

011138K17